Exhibit 1.7

Discussions occurring between Onyx shareholders and CDC Corporation

[Atlanta, January 4, 2006] CDC Corporation (NASDAQ: CHINA; website: www.cdccorporation.net) today announced that in light of calls it has received seeking additional information, CDC Corporation has spoken with several of the largest institutional shareholders of Onyx Software Corporation to discuss its proposed strategic transaction involving a combination of CDC Software with Onyx.

In addition to clarifying the structure of the proposed transaction, CDC Corporation provided answers to questions of particular interest from the Onyx shareholders which have included discussions of the synergies of a combined CDC Software/Onyx entity and the benefits of the proposed transaction structure over other alternative forms. CDC Corporation highlighted the complementary industry focuses, products, geographic markets and marketing strategies of the two companies which could provide a wealth of benefits to customers and shareholders of Onyx, as well as the ability for shareholders to participate in the potential upside of a publicly traded stock for the combined entity.

“In response to the interest of Onyx’s shareholders, we have re-emphasized our theme that size does matter in this space and remain open minded towards simplifying the proposed transaction structure,” said Mr. Steven Chan, Acting CEO of CDC Corporation. “In addition, the benefits of our transaction to existing shareholders of Onyx and CDC Corporation include the immediate creation of a competitive, public, global, integrated enterprise software company with approximately $250 million in revenues which shareholders could immediately trade and which would have access to the substantial capital resources of CDC Corporation to fund new product development and pursue additional growth. It is a compelling story.”

In light of the requests for discussions, additional calls with certain institutional holders of Onyx will likely be held over the next several days. An open conference call to discuss the proposed strategic transaction with Onyx is scheduled for Friday, January 6th, 2006, at 9:00 a.m. EST.

USA and CANADA Toll Free Number: +1 877-692-2592

INTERNATIONAL Toll Number: +1 973-582-2700

The conference ID number is # 6880711 and the call leader is Mr. Steven Chan.

Alternatively, the conference call can be heard via the Internet at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=78433&eventID=1189625

CDC Corporation is awaiting the response of the disinterested directors of Onyx to its proposed strategic transaction.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website: http://www.cdccorporation.net.

About CDC Software

CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide.

For more information about CDC Software, please visit the website: www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the effects of corporate restructurings and strategic initiatives at the company, anticipated consummation of a strategic transaction, and further actions to be taken following consummation of such a transaction. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: whether any anticipated strategic initiatives are ever consummated; the final structure of any proposed transaction; the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:
Media Relations Ida Ho, Corporate Communications Manager Tel: (852) 2237 7181 Fax: (852) 2571 0410 e-mail: ida.ho@hk.china.com	Investor Relations Craig Celek, VP Investor Relations Tel : 1 (212) 661 2160 Fax : 1 (646) 827 2421 e-mail : craig.celek@cdccorporation.net